Exhibit 99.1

Release: IMMEDIATE

Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	(847) 735-4612

Contact:	Dan Kubera
Director – Media Relations and Corporate Communications
Phone:	(847) 735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Announces New Revolving Credit Facility

LAKE FOREST, Ill., March 22, 2011 – Brunswick Corporation (NYSE: BC) announced today that it has entered into a new $300 million revolving credit facility. This facility replaces the Company’s existing $400 million revolving credit facility and $100 million Mercury Marine receivables facility. There were no loan borrowings outstanding under either of these facilities. At Dec. 31, 2010, the Company had $71 million of letters of credit outstanding under its revolving credit facility.

The Company believes the new facility provides adequate levels of credit availability and supplements its current strong cash position. Additionally, the facility provides improved terms and conditions that enhance the Company’s overall financial flexibility and lower its interest costs. The new facility has a term of five years.

The available borrowing capacity under the new facility is a function of its borrowing base, less the amount of outstanding letters of credit. The borrowing base reflects a portion of the value of eligible accounts receivable and inventory of certain of the Company’s domestic subsidiaries. Although the commitments under the current facilities have been reduced from $500 million to $300 million under the new facility, the Company’s available borrowing capacity, based on the borrowing base under the new facility, is expected to be comparable to the amounts that were available under the previous facilities.

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Brunswick Corporation

March 22, 2011

The new facility was led by J.P. Morgan Securities LLC, with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC also serving as joint lead arrangers.

Additional information concerning the new revolving credit facility, including a copy of the entire Revolving Credit Agreement, can be found under the related Form 8-K filing.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including increased competition from Asian competitors; the ability to develop new and innovative products that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, taxes and employee benefits; the

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Brunswick Corporation

March 22, 2011

ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and the risk of experiencing a failure of the Company’s information technology systems. Additional factors are included in the Company’s Annual Report on Form 10-K for 2010. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com

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